EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES CLOSING OF ACQUISITION AND PRELIMINARY FISCAL 2024 SECOND QUARTER SALES AND BOOKINGS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce the closing of its acquisition of Micro Engineering Inc. and preliminary fiscal 2024 second quarter sales and bookings.

Closing of Acquisition

Effective September 1 Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Mark Matson, COO of Solitron, said, “Acquiring Micro Engineering is an exceptional opportunity to expand the solutions that we offer customers.  Larry LaForest and his team built a superb business with wonderful people serving the medical and defense industries.  We think our businesses are exceptionally complimentary so the combined company can better serve existing customers and potential new customers.”

The transaction was structured as a stock purchase.  An initial payment of $3.0 million was made at closing.   Additional earnout payments of up to 7.5% of annual revenue, or approximately $450,000 each, would be payable over each of the next three years.   MEI produces electronic components primarily for the medical industry.  Revenue for 2022 was approximately $5.9 million (unaudited) as compared to approximately $5.5 million (unaudited) in 2021.  Unaudited operating income was approximately $1.3 million in 2022 and approximately $1.2 million in 2021.   One customer accounted for approximately 90% of revenues in both 2021 and 2022.

Preliminary Fiscal 2024 Second Quarter Results

Preliminary net sales figures for the second quarter of fiscal 2024 are approximately $2.6 million.  Bookings were solid in the quarter, exceeding $2.2 million and backlog finished at approximately $8.8 million.

As expected, we have yet to receive orders related to the stockpile program signed into law in December 2022 by President Biden.  We have seen news reports that the United States has also agreed to military sales to foreign countries that include programs that Solitron supplies components to.   These sales are expected to be in addition to the U.S stockpile program.  Should Congress approve the sales mentioned in new reports, we would expect additional orders of $2 to $3 million in the next twelve to twenty-four months.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company’s products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

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Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary unaudited fiscal 2024 second quarter results, and the Company’s expectations regarding bookings, net sales, production levels, including government spending, backlog and delivery timelines, new product development and potential future revenue from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, completion of the Company’s financial closing procedures and finalization of the Company’s unaudited financial statements for its second quarter of fiscal 2024.  Additional factors include the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, inflation, interest rate increases, the recent banking crisis, the possibility of a recession and the Ukraine war, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance, as well as the possibility that the financial and other information about MEI provided to us in the due diligence process proves to be incorrect or incomplete, integration of Micro Engineering Inc. (MEI) into the Company’s operations or the possibility that the MEI acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

Preliminary Financial Information

The Solitron unaudited financial information for the second quarter of fiscal 2024 is based on preliminary results and management’s estimates and subject to revision in connection with the Company’s financial closing procedures and finalization of the Company’s financial statements for its fiscal 2024 second quarter results. Actual results for the second quarter of fiscal 2024 may differ from these preliminary unaudited financial results.

In addition, the MEI financial results are subject to change as MEI is in the process of completing its year-end close and review and audit procedures of its financial statements for the fiscal years ended December 31, 2022 and 2021.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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